Exhibit 10.2

U.S. $350,000,000
CREDIT AGREEMENT
Dated as of August 5, 2005
Among
RADIOSHACK CORPORATION
as Borrower
and
THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders
and
BANK OF AMERICA, N.A.
as Administrative Agent
and
WELLS FARGO BANK, N.A.
as Syndication Agent
BANC OF AMERICA SECURITIES LLC
As Sole Lead Arranger and Sole Book Manager

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TABLE OF CONTENTS CONT’D

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Schedules
Schedule I — List of Applicable Lending Offices
Schedule 5.02(a) — Existing Liens
Schedule 8.7 — Processing and Recordation Fees
Exhibits

Exhibit A-1	-	Form of Five Month Revolving Credit Promissory Note

Exhibit A-2	-	Form of 364-Day Revolving Credit Promissory Note

Exhibit B	-	Form of Notice of Revolving Credit Borrowing

Exhibit C	-	Form of Assignment and Acceptance

Exhibit D	-	Form of Opinion of Counsel for the Borrower

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CREDIT AGREEMENT
Dated as of August 5, 2005
     RADIOSHACK CORPORATION, a Delaware corporation (the “Borrower”), the banks (the “Initial Lenders”) listed on the signature pages hereof, BANK OF AMERICA, N.A., as administrative agent (the “Agent”), and WELLS FARGO BANK, N.A. as Syndication Agent, agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
     “Agent’s Account” means the account of the Agent maintained by the Agent at its office at Mail Code: CA4-702-02-25, Building B, Concord, CA 94520-2405, ABA No. 111 000 012, Account No. 3750836 479, F/A: Credit Services #5596, REF.: RadioShack Corp., Attention: Nina Lemmer.
     “Agreement” means this Credit Agreement, as amended or modified from time to time.
     “Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.
     “Applicable Margin” means (a) for Base Rate Advances, 0% per annum and (b) for Eurodollar Rate Advances, as of any date, a percentage per annum determined by reference to the Borrower’s Rating Level in effect on such date as set forth below:

	Applicable Margin for Five
	Month Eurodollar Rate	Applicable Margin for
Rating Level	Advances	364-Day Eurodollar Rate Advances
Level 1 A/A2/A or above	0.225%	0.205%
Level 2 A-/A3/A-	0.340%	0.320%

	Applicable Margin for Five
	Month Eurodollar Rate	Applicable Margin for
Rating Level	Advances	364-Day Eurodollar Rate Advances
Level 3 BBB+/Baa1/BBB+	0.550%	0.525%
Level 4 BBB/Baa2/BBB	0.650%	0.625%
Level 5 Lower than Level 4	0.875%	0.850%
     “Applicable Percentage” means, as of any date a percentage per annum determined by reference to the Borrower’s Rating Level in effect on such date as set forth below:

Applicable Percentage for		Applicable Percentage for
Five Month Revolving		364-Day Revolving
Rating Level	Credit Commitment	Credit Commitment
Level 1 A/A2/A or above	0.050%	0.070%
Level 2 A-/A3/A-	0.060%	0.080%
Level 3 BBB+/Baa1/BBB+	0.075%	0.100%
Level 4 BBB/Baa2/BBB	0.100%	0.125%
Level 5 Lower than Level 4	0.125%	0.150%
     “Applicable Utilization Fee” means, as of any date that the sum of the aggregate Revolving Credit Advances exceeds 50% of the aggregate Revolving Credit Commitments, a percentage per annum determined by reference to the Borrower’s Rating Level in effect on such date as set forth below:

Applicable
Rating Level	Utilization Fee
Level 1 A/A2/A or above	0.050%
Level 2 A-/A3/A-	0.100%
Level 3 BBB+/Baa1/BBB+	0.125%
Level 4 BBB/Baa2/BBB	0.125%
Level 5 Lower than Level 4	0.250%
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Asset Sale” means (a) the sale, lease, conveyance or other disposition (including in respect of any sale/leaseback) of the Borrower’s corporate headquarters located in Fort Worth, Texas and (b) any sale, lease, conveyance or other disposition of any property or assets (including in respect of any sale/leaseback) in any single transaction or series of related transactions in which the aggregate Net Proceeds therefrom are at least $50,000,000.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.6(a)(i).
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in the state where the Agent’s office set forth in Section 8.2 is located and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
     “Capital Lease” means any lease required to be accounted for as a capital lease.
     “Confidential Information” means information that the Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.
     “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries, calculated on a Consolidated basis, the sum of (without duplication) the following: (a) Pretax Net Income (excluding therefrom, to the extent included in determining Pretax Net Income, any items of extraordinary gain, including net gains on the sale of assets other than asset sales in the ordinary course of business, and adding thereto, to the extent included in determining Pretax Net Income, any items of extraordinary loss, including net losses on the sale of assets other than asset sales in the ordinary course of business), plus (b) to the extent included in determining Pretax

Net Income, interest expense (including interest expense in respect of Capital Leases), plus (c) to the extent included in determining Pretax Net Income, depreciation and amortization and other non-cash charges, minus (d) to the extent included in determining Pretax Net Income, non-cash credits.
     “Consolidated EBITDAR” means, for any period, for the Borrower and its Subsidiaries, calculated on a Consolidated basis, the sum of (without duplication) the following: (a) Consolidated EBITDA plus (b) to the extent included in determining Pretax Net Income, rental expense (including rental expense in respect of Capital Leases).
     “Consolidated Funded Debt” means, at any date, for the Borrower and its Subsidiaries on a Consolidated basis, Debt of the types described in clauses (a), (b), (c) and (e) of the definition of “Debt”.
     “Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.7 or 2.8.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “Dollar” and “$” mean lawful money of the United States.

     “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Effective Date” has the meaning specified in Section 3.1.
     “Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) an Approved Fund; and (iv) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.7, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.
     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
     “ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
     “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Advance” means a Revolving Credit Advance that bears interest as provided in Section 2.6(a)(ii).
     “Events of Default” has the meaning specified in Section 6.1.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.
     “Fee Letter” means the letter agreement, dated as of August 3, 2005, among the Borrower, the Agent and Banc of America Securities LLC.

     “Fitch” means Fitch, Inc.
     “Five Month Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing under the Five Month Revolving Credit Commitment pursuant to Section 2.1(b).
     “Five Month Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on the signature pages hereto under the caption “Five Month Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.7(d) as such Lender’s “Five Month Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.4.
     “Five Month Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.15 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Five Month Revolving Credit Advances made by such Lender, as amended or modified from time to time.
     “Five Month Revolving Credit Termination Date” means the earlier of (a) December 30, 2005 and (b) the date of termination in whole of the Five Month Revolving Credit Commitment pursuant to Section 2.4 or 6.1.
     “Five Month Revolving Credit Usage” means, at any time, the aggregate principal amount of the Five Month Revolving Credit Advances then outstanding.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.
     “GAAP” has the meaning specified in Section 1.3.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period (i) for Five Month Revolving Credit Advances that ends after the Five Month Revolving Credit Termination Date or (ii) 364-Day Revolving Credit Advances that ends after the 364-Day Revolving Credit Termination Date;
     (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.7.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Marketable Securities” means any of the following, to the extent having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues)

commercial paper rated as described in clause (c), is organized or licensed under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s, “A-1” (or the then equivalent grade) by S&P or F-1 (or the then equivalent grade) by Fitch, (d) money market mutual funds with a minimum of $500,000,000 net asset value rated at least Aaa by Moody’s, AAA by S&P or AAA by Fitch, (e) readily marketable direct obligations of Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Student Loan Marketing Association, which have an implied backing of the Government of the United States, or (f) asset backed obligations or certificates of interest in such asset backed obligations, rated at least Aaa by Moody’s, AAA by S&P or AAA by Fitch, issued by states, counties and municipalities, with a maturity not to exceed 180 days and with not more than $15,000,000 in any one issuer.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Revolving Credit Note or (c) the ability of the Borrower to perform its obligations under this Agreement or any Revolving Credit Note.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
     “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
     “Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Borrower or any of its Subsidiaries in respect of any Asset Sale or Placement or Public Debt (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale or Placement or Public Debt, including, without limitation, legal, accounting and investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, and (e) appropriate amounts to be provided by the Borrower or its Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (i) excess amounts set aside for payment of taxes pursuant to clause (b) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (ii) amounts initially held in reserve pursuant to clause (e) no longer so held, will, in the case of each of subclause (i) and (ii), at the time become Net Proceeds.
     “Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.2(a).
     “Overnight Share Repurchase” means the repurchase by the Borrower of shares of its capital stock.
     “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
     “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.1(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Placement or Public Debt” means Debt of the Borrower or any of its Subsidiaries as a result of the incurrence of private placement Debt or the issuance of public Debt (excluding Debt in respect of the issuance of commercial paper, Debt in respect of Capital Leases, other Debt incurred or issued in a transaction or a series of related transactions not to exceed $10,000,000 for any such transaction or series of related transactions, and Debt incurred pursuant to credit facilities, whether committed or uncommitted, in existence as of the Effective Date) after the Effective Date.
     “Plan” means a Single Employer Plan or a Multiple Employer Plan.
     “Pretax Net Income” means, for any period, net income (or loss) before taxes of the Borrower and its Subsidiaries, on a Consolidated basis for such period taken as a single accounting period, excluding, however, net income (or loss) attributable to any Person (other than the Borrower or any of its Subsidiaries) in which the Borrower or any of its Subsidiaries has a minority interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or such Subsidiary by such other Person.
     “Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s applicable Revolving Credit Commitment at such time (or, if such applicable Revolving Credit Commitments shall have been terminated pursuant to Section 2.5 or 6.1, such Lender’s applicable Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all such Revolving Credit Commitments at such time (or, if such Revolving Credit Commitments shall have been terminated pursuant to Section 2.5 or 6.1, the aggregate amount of all such Revolving Credit Commitments as in effect immediately prior to such termination).
     “Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the available rating; (b) if none of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee will be set in accordance with Level 5 under the definition of “Applicable Margin”, “Applicable Percentage” or “Applicable Utilization Fee”, as the case may be; (c) if only two of S&P, Moody’s or Fitch shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be determined by reference to the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels, (d) if the ratings established by S&P, Moody’s and Fitch shall fall within different levels, and two of the three are within the same level, the Applicable Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the rating of those two such agencies and if the ratings of no two agencies fall within the same level, the rating of the agency that is neither the highest nor the lowest shall apply and the Applicable, Margin, the Applicable Percentage and the Applicable Utilization Fee shall be based upon the rating of that agency; (e) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.
     “Rating Level” means, as of any date of determination, the numerically lowest level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

Level 1	The Public Debt Rating is A, A2 or A or better by two of S&P, Moody’s and Fitch, respectively;

Level 2	The Public Debt Rating is A-, A3 or A- by two of S&P, Moody’s and Fitch, respectively;

Level 3	The Public Debt Rating is BBB+, Baa1 or BBB+ by two of S&P, Moody’s and Fitch, respectively;

Level 4	The Public Debt Rating is BBB, Baa2 or BBB by two of S&P, Moody’s and Fitch, respectively;

Level 5	The Public Debt Rating is lower than Level 4.
     “Register” has the meaning specified in Section 8.7(d).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and should be independent of the Borrower as prescribed by the Securities Laws.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Required Lenders” means at any time at least two Lenders owed at least 66-2/3% in interest of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders or, if no such principal amount is then outstanding, at least two Lenders having at least 66-2/3% in interest of the Revolving Credit Commitments.
     “Revolving Credit Advance” means a 364-Day Revolving Credit Advance or a Five Month Revolving Credit Advance, as the case may be, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).
     “Revolving Credit Borrowing” means a borrowing consisting of simultaneous Five Month Revolving Credit Advances or 364-Day Revolving Credit Advances, as the case may be, of the same Type made by each of the Lenders pursuant to Section 2.1.
     “Revolving Credit Commitments” means the Five Month Revolving Credit Commitments or the 364-Day Revolving Credit Commitments, as the case may be.
     “Revolving Credit Note” means a Five Month Revolving Credit Note or a 364-Day Revolving Credit Note, as the case may be.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.

     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principals, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended in effect on any applicable date hereunder.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
     “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “364-Day Revolving Credit Advance” means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing under the 364-Day Revolving Credit Commitment pursuant to Section 2.1(a).
     “364-Day Revolving Credit Commitment” means with respect to any Lender at any time, the amount set forth opposite such Lender’s name on the signatory pages hereto with the caption “364-Day Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.7(d) as such Lender’s “364-Day Revolving Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.4.
     “364-Day Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to request made under Section 2.15 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from 364-Day Revolving Credit Advances made by such Lender, as amended or modified from time to time.
     “364-Day Revolving Credit Termination Date” means the earlier of (a) 364 days after the Effective Date, and (b) the date of termination in whole of the 364-Day Revolving Credit Commitment pursuant to Section 2.4 or 6.1.
     “364-Day Revolving Credit Usage” means, at any time the aggregate principal amount of the 364-Day Revolving Credit Advances then outstanding.

     “Unused Five Month Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Five Month Revolving Credit Commitment at such time minus (b) the aggregate principal amount of all Five Month Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.
     “Unused 364-Day Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s 364-Day Revolving Credit Commitment at such time minus (b) aggregate principal amount of all 364-Day Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     Section 1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.1(e) (“GAAP”).
ARTICLE II
AMOUNTS AND TERMS OF THE REVOLVING CREDIT ADVANCES
     Section 2.1. 364-Day Revolving Credit Advances and Five Month Revolving Credit Advances.
     (a) 364-Day Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make 364-Day Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the 364-Day Revolving Credit Termination Date in an aggregate amount not to exceed at any time such Lender’s Unused 364-Day Revolving Credit Commitment at such time. Each Revolving Credit Borrowing of 364-Day Revolving Credit Advances shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective 364-Day Revolving Credit Commitments. Within the limits of each Lender’s 364-Day Revolving Credit Commitment, the Borrower may borrow under this Section 2.1(a), prepay pursuant to Section 2.9 and reborrow under this Section 2.1(a).
     (b) Five Month Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Five Month Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Five Month Revolving Credit Termination Date in an aggregate amount not to exceed at any time such Lender’s Unused Five Month Revolving Credit Commitment at such time. Each Revolving Credit Borrowing of Five Month Revolving Credit Advances shall be in an aggregate principal amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Types on the same day by the Lenders ratably according to their respective Five Month Revolving Credit Commitments. Within the limits of each Lender’s Five Month Revolving Credit Commitment, the Borrower may borrow under this Section 2.1(b), prepay pursuant to Section 2.9 and reborrow under this Section 2.1(b).
     Section 2.2. Making the Revolving Credit Advances.
     (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Revolving Credit Advances comprising such Revolving Credit Borrowing (and whether such Revolving Credit Borrowing is of Five Month Revolving Credit Advances or 364-Day Revolving Credit Advances), (iii) aggregate amount of such Revolving Credit Borrowing, (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 8.2.
     (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.7 or 2.11.
     (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the applicable Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date. The loss of a Lender shall include an amount equal to the excess, if any, as reasonably determined by such Lender of (A) its cost of obtaining funds for the Revolving Credit Advance not borrowed, to the last day of the Interest Period for such Revolving Credit Advance which would have commenced on the date of such failure to borrow over (B) the amount of interest (as reasonably determined by such Lender) that could be realized by such Lender in reemploying during such period the funds not borrowed.
     (d) Unless the Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to applicable Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.
     (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.
     (f) After giving effect to all Revolving Credit Borrowings, all Conversions of Revolving Credit Advances from one Type to the other and all continuations of Revolving Advances as the same Type, there shall not be more than ten Interest Periods in effect with respect to all Revolving Credit Advances.
     Section 2.3. Fees.
     (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Five Month Revolving Credit Commitment and 364-Day Revolving Credit Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Five Month Revolving Credit Termination Date and the Five Month Revolving Credit Termination Date, as the case may be, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2005, and on the Five Month Revolving Credit Termination Date and the 364-Day Revolving Credit Termination Date, as the case may be.
     (b) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.
     Section 2.4. Termination or Reduction of the Revolving Credit Commitments.
     (a) The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Five Month Revolving Credit Commitments of the Lenders or the Unused 364-Day Revolving Credit Commitment of the Lenders, as the case may be, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.
     (b) The Five Month Revolving Credit Commitment shall be reduced by the amount of the Revolving Credit Advances required to be paid pursuant to Sections 2.5(b) and (c). If at any time that a payment of Revolving Credit Advances is required to be made pursuant to Section 2.5(b) or (c) the Five Month Revolving Credit Commitment has been terminated or reduced to zero, the 364-Day Revolving Credit Commitment shall be reduced by the amount of the 364-Day Revolving Credit Advances required to be paid pursuant to Section 2.5(b) and (c), whether or not such 364-Day Revolving Credit Advances are outstanding.
     Section 2.5. Repayment of Revolving Credit Advances.
     (a) The Borrower shall repay to the Agent for the ratable account of the Lenders on the (i) Five Month Revolving Credit Termination Date the aggregate principal amount of the Five Month Revolving Credit Advances then outstanding and (ii) 364-Day Revolving Credit Termination Date the aggregate principal amount of 364-Day Revolving Credit Advances then outstanding.
     (b) Concurrently with the receipt of Net Proceeds from an Asset Sale by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Revolving Credit Advances in an aggregate principal amount equal to 100% of such Net Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 2.5(d) and, irrespective of the amount actually paid, shall reduce the applicable Revolving Credit Commitment as provided in Section 2.4(b).
     (c) Concurrently with the receipt of Net Proceeds from any Placement or Public Debt by the Borrower or any of its Subsidiaries, the Borrower shall prepay the Revolving Credit Advances in an aggregate principal amount equal to 100% of such Net

Proceeds. Each such mandatory prepayment shall be made and applied as provided in Section 2.5(d) and, irrespective of the amount actually paid, shall reduce the applicable Revolving Credit Commitment as provided in Section 2.4(b).
     (d) Any mandatory prepayment required pursuant to Section 2.5(b) or (c) shall (i) include and be applied to the date of such prepayment on the principal amount prepaid and include any additional amounts required to be paid pursuant to Section 8.4(c), (ii) not be subject to any notice and minimum payment provisions, and (iii) be applied, first, to the outstanding Five Month Revolving Credit Advances, and if the Five Month Revolving Credit Advances have been paid in full or none are outstanding at such time, then to the outstanding 364-Day Revolving Credit Advances.
     (e) The obligations of the Borrower under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances.
     Section 2.6. Interest on Revolving Credit Advances.
     (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
     (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
     (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
     (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.1(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Revolving Credit Advances pursuant to Section 6.1, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.
     Section 2.7. Interest Rate Determination.
     (a) The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.6(a)(i) or (ii).
     (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Revolving Credit Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
     (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Agent will forthwith so notify the Borrower and the Lenders and such Revolving Credit Advances will automatically, on the last day of the then existing Interest Period therefor, have a subsequent Interest Period of one month.
     (d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.
     Section 2.8. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.7 and 2.11, Convert all Revolving Credit Advances of one Type comprising the same Revolving Credit Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate

Advances and any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.2(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Revolving Credit Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.
     Section 2.9. Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 12:00 noon (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment and whether the Revolving Credit Advance being prepaid is a Five Month Revolving Credit Advance or a 364-Day Revolving Credit Advance, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.4(c).
     Section 2.10. Increased Costs; Reserves on Eurodollar Rate Advances.
     (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
     (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such

Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
     (c) Reserves on Eurodollar Rate Advances. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Eurodollar Rate Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest in payable on such Eurodollar Rate Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant date for payment of interest on a Eurodollar Rate Advance, such additional interest shall be due and payable 10 days from receipt of such notice.
     Section 2.11. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.
     Section 2.12. Payments and Computations.
     (a) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or facility fees ratably (other than amounts payable pursuant to Section 2.10, 2.13 or 8.4(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.7(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Revolving Credit Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made by the Borrower to the Agent when due hereunder or under the Revolving Credit Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.
     (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (d) Whenever any payment hereunder or under the Revolving Credit Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day, and such extension or decrease of time shall in such case be included in the computation of payment of interest or fee, as the case may be.
     (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

     Section 2.13. Taxes.
     (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under the Revolving Credit Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, apart from Excluded Taxes. As used in this Section 2.13, “Excluded Taxes” means with respect to each Lender and the Agent, (x) taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (y) taxes that are directly attributable to such Lender’s failure to comply with the provisions of Section 2.13(e), (f) and (g) (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Revolving Credit Notes, other than Excluded Taxes, being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Revolving Credit Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Revolving Credit Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Revolving Credit Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
     (c) The Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.
     (d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
     (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrower with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Revolving Credit Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered Excluded Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered Excluded Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.
     (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in Section 2.13(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.13(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower, at the Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
     (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.13 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to file any certificate or document requested by the Borrower or to change the jurisdiction of its Eurodollar Lending Office if the making of such a filing or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
     (h) If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subjection (a) or (c) above in respect of payments under this Agreement or the Revolving Credit Notes, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.13 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit. Nothing in this paragraph (h) shall be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to is taxes which it deems confidential) to the Borrower or any other Person.
     Section 2.14. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.10, 2.13 or 8.4(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 2.15. Evidence of Debt.
     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the applicable Revolving Credit Commitment of such Lender.
     (b) The Register maintained by the Agent pursuant to Section 8.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Revolving Credit Borrowing made hereunder, the Type of Revolving Credit Advances comprising such Revolving Credit Borrowing, if such Revolving Credit Borrowing is of a Five Month Revolving Credit Advance or a 364-Day Revolving Credit Advance, and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.
     (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
     Section 2.16. Use of Proceeds. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes (which shall include refunding of commercial paper and the repurchase of capital stock of the Borrower) of the Borrower and its Subsidiaries.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
     Section 3.1. Conditions Precedent to Effectiveness of Section 2.1. Section 2.1 of this Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
     (a) There shall have occurred no Material Adverse Change since December 31, 2004.
     (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this

Agreement or any Revolving Credit Note or the consummation of the transactions contemplated hereby.
     (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that any information regarding the Borrower and its Subsidiaries previously distributed to the Lenders by the Borrower in connection with this Agreement was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrower and its Subsidiaries as they shall have requested.
     (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
     (e) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.
     (f) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent and fees payable pursuant to the Fee Letter) that have been billed to the Borrower.
     (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
     (i) The representations and warranties contained in Section 4.1 are correct on and as of the Effective Date, and
     (ii) No event has occurred and is continuing that constitutes a Default.
     (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:
     (i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.15.
     (ii) Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Revolving Credit Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Revolving Credit Notes.
     (iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Revolving Credit Notes and the other documents to be delivered hereunder.
     (iv) A favorable opinion of David Goldberg, Vice President, Secretary and General Counsel of the Borrower, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.
     (i) The Borrower shall have commenced the Overnight Share Repurchase.
     Section 3.2. Conditions Precedent to Each Revolving Credit Borrowing. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Revolving Credit Borrowing, such statements are true):
     (i) the representations and warranties contained in Section 4.1 (except, in the case of Revolving Credit Borrowings, the representation set forth in subsection (j) thereof) are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing, and to the application of the proceeds therefrom, as though made on and as of such date, and
     (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default;
and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.
     Section 3.3. Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Section 4.1. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

     (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     (b) The execution, delivery and performance by the Borrower of this Agreement and the Revolving Credit Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower.
     (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Agreement or the Revolving Credit Notes to be delivered by it.
     (d) This Agreement has been, and each of the Revolving Credit Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Revolving Credit Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, moratorium and similar laws affecting creditors rights generally).
     (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2004, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2005, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.
     (f) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Revolving Credit Note or the consummation of the transactions contemplated hereby.
     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Revolving Credit Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     (i) Neither this Agreement nor any other document delivered by or on behalf of the Borrower or any of its Subsidiaries in connection with this Agreement or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     (j) Since December 31, 2004, there has been no Material Adverse Change.
ARTICLE V
COVENANTS OF THE BORROWER
     Section 5.1. Affirmative Covenants. So long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its

Subsidiaries may consummate any merger or consolidation permitted under Section 5.2(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.
     (e) Visitation Rights. At any reasonable time during normal business hours and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers and with their independent certified public accountants.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates (other than the Borrower and its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.
     (i) Reporting Requirements. Furnish to the Lenders:
     (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or treasurer of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.3, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide within a reasonable time, if necessary for the determination of compliance with Section 5.3, a statement of reconciliation conforming such financial statements to GAAP;
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by (x) an opinion acceptable to the Required Lenders by a Registered Public Accounting Firm of nationally recognized standing acceptable to the Required Lenders and certificates of the chief financial officer or treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide within a reasonable time, if necessary for the determination of compliance with Section 5.3, a statement of reconciliation conforming such financial statements to GAAP and (y) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley;
     (iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange;
     (v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.1(f);
     (vi) promptly after knowledge thereof, notice of the occurrence of any Internal Control Event; and
     (vii) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

     Section 5.2. Negative Covenants. So long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will not:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens,
     (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $100,000,000 at any time outstanding,
     (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,
     (iv) other Liens securing Debt in an aggregate principal amount not to exceed $50,000,000,
     (v) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby, and
     (vi) Liens secured by property occupied or to be occupied by the Borrower as its corporate headquarters, securing obligations incurred to acquire or construct and finishout such headquarters.
     (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (x)(i) the Borrower or any of its Subsidiaries may sell or transfer real property including improvements thereon in connection with a sale and leaseback transaction, (ii) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (iii) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and (iv) the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (y) the Borrower and its Subsidiaries may (1) sell inventory in the ordinary course of business and (2) sell, transfer, convey, lease or otherwise dispose of less than any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole.
For purposes of this subsection (b), a sale, transfer, conveyance, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of the Borrower and its Subsidiaries only if the value of such assets, when added to the value of all other assets sold, transferred, conveyed, leased or otherwise disposed of by the Borrower and its Subsidiaries (other than as expressly permitted pursuant to this subsection (b)) during the same fiscal year, exceeds 15% of the Borrower’s consolidated total assets determined as of the end of the immediately preceding fiscal year. As used in the preceding sentence, the term “value” shall mean, with respect to any asset disposed of, the greater of such asset’s book or fair market value as of the date of disposition, with “book value” being the value of such asset as would appear immediately prior to such disposition on a balance sheet of the owner of such asset prepared in accordance with generally accepted accounting principles.
     (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.
     (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.
     Section 5.3. Financial Covenants. So long as any Revolving Credit Advance shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will:
     (a) Leverage Ratio. Maintain a ratio of Consolidated Funded Debt to Consolidated EBITDA for the period of four fiscal quarters most recently ended of not more than the 3.0:1.0.
     (b) Fixed Charge Coverage Ratio. Maintain a ratio of Consolidated EBITDAR of the Borrower and its Subsidiaries to the sum of (i) interest payable on, and amortization of debt discount in respect of, all Debt during the period of four fiscal quarters most recently ended plus (ii) rentals payable under leases of real or personal, or mixed, property during such period, in each case, by the Borrower and its Subsidiaries of not less than 2.0:1.0.

ARTICLE VI
EVENTS OF DEFAULT
     Section 6.1. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of any Revolving Credit Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Revolving Credit Advance or make any other payment of fees or other amounts payable under this Agreement or any Revolving Credit Note within three Business Days after the same becomes due and payable; or
     (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.1(d) (as to the Borrower’s corporate existence), (e), (h) or (i), 5.2 or 5.3, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 10 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or
     (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.1(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
     (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 66-2/3% of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower); or
     (h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Revolving Credit Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Credit Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Revolving Credit Advances, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Revolving Credit Advances shall automatically be terminated and (B) the Revolving Credit Advances, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
     Section 6.2. Application of Funds. After the exercise of remedies provided for in Section 6.1 (or after the Revolving Credit Advances have automatically become immediately due and payable and as set forth in the last proviso to Section 6.1), any amounts received hereunder shall be applied by the Agent in the following order:
     First, to payment of that portion of the obligations hereunder constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Sections 2.10 and 2.12) payable to the Agent in its capacity as such;
     Second, to payment of that portion of the obligations hereunder constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.10 and 2.12), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the obligations constituting accrued and unpaid interest on the Revolving Credit Advances and on the other obligations hereunder, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the obligations hereunder constituting unpaid principal of the Revolving Credit Advances, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the payment of all other obligations hereunder not otherwise referred to above, ratably among the Lenders in proportion to the respective amounts described in this clause Five by them; and
     Last, the balance, if any, after all of the obligations hereunder have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
ARTICLE VII
THE AGENT
     Section 7.1. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Revolving Credit Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Revolving Credit Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any such provisions.
     Section 7.2. Agent’s Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Revolving Credit Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties; (vii) shall not be subject to any fiduciary or implied duties, regardless of whether a Default has occurred and is continuing; and (viii) shall not be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.
     Section 7.3. Bank of America and Affiliates. With respect to its Revolving Credit Commitments, the Revolving Credit Advances made by it and the Revolving Credit Notes issued to it, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or

“Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity. Bank of America and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Bank of America were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.
     Section 7.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     Section 7.5. Indemnification.
     (a) The Lenders ratably agree to indemnify the Agent (to the extent not reimbursed by the Borrower) and each Related Party of the Agent (the Agent and each such Related Party, an “Agent Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent Indemnitee in any way relating to or arising out of this Agreement or any action taken or omitted by any Agent Indemnitee under this Agreement (collectively, the “Indemnified Costs”), in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributing or sole negligence of any Indemnitee, provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from any Agent Indemnitee’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Agent, any other Agent Indemnitee, any Lender or a third party.
     (b) For purposes of this Section 7.5, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Revolving Credit Advances outstanding at such time and owing to the respective Lenders and (ii) their respective Unused Five Month Revolving Credit

Commitments and 364-Day Revolving Credit Commitments at such time. The failure of any Lender to reimburse any Indemnitee promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Indemnitee as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Indemnitee for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Indemnitee for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Revolving Credit Notes.
     Section 7.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 7.6. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article VII and Section 8.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
     Section 7.7. Other Agents. Each Lender hereby acknowledges that neither any syndication agent nor any other Lender designated as any “Agent” on the cover page hereof has any liability hereunder other than in its capacity as a Lender.
     Section 7.8. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under the Revolving Credit Notes by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities as Agent.

     Section 7.9. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Agent (irrespective of whether the principal of any Revolving Credit Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Advances and all other amounts hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.3 and 8.4) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.3 and 8.4.
     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting any amounts due hereunder or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.1, (b) increase any Revolving Credit Commitments of the Lenders, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Revolving Credit Commitments or the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Revolving Credit Note.
Section 8.2. Notices, Etc.
     (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered or (y) as and to the extent set forth in Section 8.2(b) and in the proviso to this Section 8.2(a), if to the Borrower, at its address at MS CF3-255, 300 RadioShack Circle, Fort Worth, Texas 76102, Attention: Martin Moad, Treasurer, if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Mail Code NC1-007-14-24, Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina; telephone: (704) 386-2941; fax: (704) 409-0310; e-mail: judy.d.payne@bankofamerica.com, Attention: Judy D. Payne; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to Section 5.1(i)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 8.2(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or e-mailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Revolving Credit Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
     (b) So long as Bank of America or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.1(i)(i), (ii) and (iv) (the “Communications”) may be delivered to the Agent in an electronic medium (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent. The Borrower agrees that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Revolving Credit Notes or any of the transactions contemplated hereby available (collectively, “Borrower Materials”) to the Lenders by posting such notices on Intralinks, “e-Disclosure”, the Agent’s internet delivery system or a substantially similar electronic system (the “Platform”). The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and

“as available”, (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform, and (iv) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 8.8); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.” No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.
     (c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     Section 8.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Revolving Credit Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 8.4. Costs and Expenses.
     (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Revolving Credit Notes and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Revolving Credit Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.4(a).
     (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Related Parties (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Revolving Credit Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in all cases, whether or not caused by arising, in whole or in part, out of the comparative, contributory or sole negligence of any Indemnitee, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.4(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Revolving Credit Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Revolving Credit Advances. No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby.
     (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Revolving Credit Advance, as a result of a payment or

Conversion pursuant to Section 2.7(d) or (e), 2.9 or 2.11, acceleration of the maturity of the Revolving Credit Notes pursuant to Section 6.1 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Revolving Credit Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.7 as a result of a demand by the Borrower pursuant to Section 8.7(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Revolving Credit Advance. The loss of a Lender shall include an amount equal to the excess, if any, as reasonably determined by such Lender of (A) its cost of obtaining the funds for the Revolving Credit Advance paid or Converted on other than the last day of an Interest Period, to the last day of such Interest Period over (B) the amount of interest (as reasonably determined by such Lender) that could be realized by such Lender in reemploying during such period the funds paid or Converted.
     (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.10, 2.13 and 8.4 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Revolving Credit Notes.
     Section 8.5. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Agent to declare the Revolving Credit Advances due and payable pursuant to the provisions of Section 6.1, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Revolving Credit Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Revolving Credit Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
     Section 8.6. Binding Effect. This Agreement shall become effective (other than Section 2.1, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.1) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
     Section 8.7. Assignments and Participations.
     (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.13, or an assertion by such Lender of illegality under Section 2.11) upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its applicable Revolving Credit Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the applicable Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless the Borrower and the Agent otherwise agree, provided that concurrent assignments to members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.7(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.7(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Revolving Credit Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee in the amount, if any, required as set forth in Schedule 8.7. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.13 and 8.4 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
     (d) The Agent shall maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and principal amount of the Revolving Credit Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Credit Commitments, the Revolving Credit Advances owing to it and any Revolving Credit Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Revolving Credit Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Credit Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Revolving Credit Note, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.
     (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Revolving Credit Advances owing to it and any Revolving Credit Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
     Section 8.8. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the written consent of the Borrower, other than (a) to the Agent’s or such Lender’s Affiliates and to their officers, directors, employees, agents and advisors as are necessary and appropriate for the administration of this Agreement and, as contemplated by Section 8.7(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, to (e) any other party hereto and (f) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its obligations.
     Section 8.9. Governing Law. This Agreement and the Revolving Credit Notes shall be governed by, and construed in accordance with, the laws of the State of New York, and the parties hereto, pursuant to New York General Obligations Law § 5-1401, agree that the laws of the State of New York shall govern their rights and duties under this Agreement and the Revolving Credit Notes.
     Section 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.11. Jurisdiction, Etc.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Revolving Credit Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. The Borrower does business in the State of New York through numerous locations in such State. The Borrower has appointed Ct Corporation System as its agent for service of process in the State of New York, and until such time as the Borrower notifies the Agent of a change in agent for service of process, the Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon CT Corporation System at its offices at 111 Eighth Avenue, 13th Floor, New York, New York 10011 (the “Process Agent”) and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The Borrower shall give the Agent notice of any change in agent for service of process in the State of New York. The Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Borrower at its address specified pursuant to Section 8.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Revolving Credit Notes in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Revolving Credit Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     Section 8.12. Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor (the “Loan Parties”), which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.
     Section 8.13. Waiver of Jury Trial. Each of the Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Revolving Credit Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
     Section 8.14. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the obligations hereunder and the termination of this Agreement.
     Section 8.15. Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Agreement or any Revolving Credit Note, the interest paid or agreed to be paid under this Agreement or any Revolving Credit Note shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Credit Advances or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and

(c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
     Section 8.16. Severability. If any provision of this Agreement or any Revolving Credit Notes is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the Revolving Credit Note shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RADIOSHACK CORPORATION

By	/s/ Martin O. Moad

Title: Vice President – Treasurer

BANK OF AMERICA, N.A., as Agent

By	/s/ Mollie S. Canup

Title: Vice President

WELLS FARGO BANK, N.A., as Syndication Agent

By	/s/ Steve Melton

Title: Vice President

Initial Lenders
Revolving Credit Commitments

Five Month Revolving Credit Commitment: $100,000,000	BANK OF AMERICA, N.A.

364-Day Revolving Credit Commitment: $100,000,000	By	/s/ Ross Evans

Title: Vice President

Five Month Revolving Credit Commitment: $75,000,000	WELLS FARGO BANK, N.A.

364-Day Revolving Credit Commitment: $75,000,00	By	/s/ Steve Melton

Title: Vice President
$350,000,000 Total of the Revolving Credit Commitments

SCHEDULE I
RADIOSHACK CORPORATION
FIVE YEAR CREDIT AGREEMENT
APPLICABLE LENDING OFFICES

Name of Initial
Lender	Domestic Lending Office	Eurodollar Lending Office
Bank of America,	Mail Code: CA4-702-02-25	Mail Code: CA4-702-02-25
N.A.	Building B	Building B
	Concord, CA 94520-2405	Concord, CA 94520-2405
	Attn: Nina Lemmer	Attn: Nina Lemmer
	T: 925 675-7478	T: 925 675-7478
	F: 888 969-9281	F: 888 969-9281
	e-mail:	e-mail:
	nina.l.lemmer@bankofamerica.com	nina.l.lemmer@bankofamerica.com

Wells Fargo Bank,	201 Third Street, 8th Floor	201 Third Street, 8th Floor
N.A.	MAC A0187-081	MAC A0187-081
	San Francisco, CA 94103	San Francisco, CA 94103
	Attn: Rosanna Roxas	Attn: Rosanna Roxas
	T: 415 477-5425	T: 415 477-5425
	F: 415 979-0675	F: 415 979-0675
Schedule I

Schedule 5.02(a)
Existing Liens
None
Schedule 5.02(a)

SCHEDULE 8.7
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500
Schedule 5.02(a)

EXHIBIT A-1 — FORM OF FIVE MONTH REVOLVING CREDIT PROMISSORY NOTE

U.S.$	Dated: , 2005
     FOR VALUE RECEIVED, the undersigned, RadioShack Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of ______(the “Lender”) for the account of its Applicable Lending Office on the Five Month Revolving Credit Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Five Month Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the Five Month Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five Month Credit Agreement dated as of August 5, 2005 among the Borrower, the Lender and certain other lenders parties thereto, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.
     The Borrower promises to pay interest on the unpaid principal amount of each Five Month Revolving Credit Advance from the date of such Five Month Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to Bank of America, as Agent, at Concord, California, in same day funds. Each Five Month Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the Five Month Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Five Month Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Five Month Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

RADIOSHACK CORPORATION

By

Title:
EXHIBIT A-1 — Page 1

REVOLVING CREDIT ADVANCES AND PAYMENTS OF PRINCIPAL

Amount of
	Revolving	Amount of	Unpaid
	Credit	Principal Paid	Principal	Notation
Date	Advance	or Prepaid	Balance	Made By

EXHIBIT A-1 — Page 2

EXHIBIT A-2 — FORM OF 364-DAY REVOLVING CREDIT PROMISSORY NOTE

U.S.$	Dated: , 2005
     FOR VALUE RECEIVED, the undersigned, RadioShack Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of ______(the “Lender”) for the account of its Applicable Lending Office on the 364-Day Revolving Credit Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s 364-Day Revolving Credit Commitment in figures] or, if less, the aggregate principal amount of the 364-Day Revolving Credit Advances made by the Lender to the Borrower pursuant to the 364-Day Credit Agreement dated as of August 5, 2005 among the Borrower, the Lender and certain other lenders parties thereto, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on such date.
     The Borrower promises to pay interest on the unpaid principal amount of each 364-Day Revolving Credit Advance from the date of such 364-Day Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
     Both principal and interest are payable in lawful money of the United States of America to Bank of America, as Agent, at Concord, California, in same day funds. Each 364-Day Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
     This Promissory Note is one of the 364-Day Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of 364-Day Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such 364-Day Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

RADIOSHACK CORPORATION

By

Title:
EXHIBIT A-1 — Page 1

REVOLVING CREDIT ADVANCES AND PAYMENTS OF PRINCIPAL

	Amount of	Amount of	Unpaid
	Revolving	Principal Paid	Principal	Notation
Date	Credit Advance	or Prepaid	Balance	Made By

EXHIBIT A - 1 — Page 2

|

EXHIBIT B FORM OF NOTICE OF
REVOLVING CREDIT BORROWING
Bank of America, N.A., as Agent
for the Lenders parties
to the Credit Agreement
referred to below
Mail Code: CA4-702-02-25
Building B
2001 Clayton Road
Concord, CA 94520-2405
Phone:               925.675.7478
Fax:                    888.969.9281
E-mail:               nina.l.lemmer@bankofamerica.com
[Date]
     Attention: Nina L. Lemmer
Ladies and Gentlemen:
     The undersigned, RadioShack Corporation, refers to the Credit Agreement, dated as of August 5, 2005 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the “Proposed Revolving Credit Borrowing”) as required by Section 2.2(a) of the Credit Agreement:
          (i) The Business Day of the Proposed Revolving Credit Borrowing is ___, 200_.
          (ii) The Type of Revolving Credit Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
          (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $___.
          (iv) The Proposed Revolving Credit Borrowing is a [Five Month Revolving Credit Advance] [364-Day Revolving Credit Advance];
          [(v) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is ___month[s].]
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:
EXHIBIT B — Page 1

     (A) the representations and warranties contained in Section 4.1(a) through (i) of the Credit Agreement are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and
     (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

RADIOSHACK CORPORATION

By

Title:
EXHIBIT B — Page 2

EXHIBIT C — FORM OF ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement dated as of August 5, 2005 (as amended or modified from time to time, the “Credit Agreement”) among RadioShack Corporation, a Delaware corporation (the “Borrower”), the Lenders, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A., as agent for the Lenders (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     The “Assignor” and the “Assignee” referred to on Schedule I hereto agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s applicable Revolving Credit Commitments and the amount of the applicable Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Notes, if any, held by the Assignor [and requests that the Agent exchange such Revolving Credit Notes for new Revolving Credit Notes payable to the order of [the Assignee in an amount equal to the Revolving Credit Commitments assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Revolving Credit Commitments assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Revolving Credit Commitments retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its
EXHIBIT C — Page 1

behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.
     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.
     5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.
     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.
     8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
     IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.
EXHIBIT C — Page 2

Schedule 1
to
Assignment and Acceptance for
Credit Agreement, dated as of August 5, 2005
among RadioShack Corporation, the Lenders parties thereto and Bank of America, N.A., as Agent

Percentage interest assigned:	%

Assignee’s Five Month Revolving Credit Commitment:	$

Assignee’s 364-Day Revolving Credit Commitment:	$

Aggregate outstanding principal amount of Five Month Revolving Credit Advances assigned:	$

Aggregate outstanding principal amount of 364-Day Revolving Credit Advances assigned: $___	$

Principal amount of Five Month Revolving Credit Note payable to Assignee:	$

Principal amount of 364-Day Revolving Credit Note payable to Assignee:	$

Principal amount of Five Month Revolving Credit Note payable to Assignor:	$

Principal amount of 364-Day Revolving Credit Note payable to Assignor:	$

Effective Date *: ___, 200_

[NAME OF ASSIGNOR], as Assignor

By

Title:

Dated: , 200_

[NAME OF ASSIGNEE], as Assignee

By

Title:

Dated: , 200_
EXHIBIT C — Page 3

Domestic Lending Office:
[Address]

Eurodollar Lending Office:
[Address]

*	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.
EXHIBIT C — Page 4

Accepted [and Approved]* * this
                     day of                                         , 200_
BANK OF AMERICA, N.A., as Agent
By
       Title:
[Approved this                      day
of                                         , 200_
RADIOSHACK CORPORATION
By                                                             ] *
       Title:

**	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.

*	Required if the Assignee is an Eligible Assignee solely by reason of clause (iii) of the definition of “Eligible Assignee”.
EXHIBIT C — Page 5

EXHIBIT D — FORM OF
OPINION OF COUNSEL
FOR THE BORROWER
[Effective Date]
To each of the Lenders parties
to the Credit Agreement dated
as of August 5, 2005
among RadioShack Corporation,
said Lenders and Bank of America, N.A.,
as Agent for said Lenders, and
to Bank of America, N.A., as Agent
RadioShack Corporation
Ladies and Gentlemen:
     This opinion is furnished to you pursuant to Section 3.1(h)(iv) of the Credit Agreement, dated as of August 5, 2005 (the “Credit Agreement”), among RadioShack Corporation (the “Borrower”), the Lenders parties thereto, Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.
     I have acted as general counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.
     In that connection, we have examined:
(1)	The Credit Agreement.

(2)	The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.

(3)	The [Articles] [Certificate] of Incorporation of the Borrower and all amendments thereto (the “Charter”).

(4)	The by-laws of the Borrower and all amendments thereto (the “By-laws”).

(5)	A certificate of the Secretary of State of Delaware, dated _________, 2005, attesting to the continued corporate existence and good standing of the Borrower in that State.
EXHIBIT D — Page 1

I have also examined the originals, or copies certified to my satisfaction, of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect the Borrower’s right to borrow money or the Borrower’s obligations under the Credit Agreement or the Revolving Credit Notes. In addition, I have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.
     My opinions expressed below are limited to the law of the State of Texas, the General Corporation Law of the State of Delaware and the Federal law of the United States.
     Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
     1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Revolving Credit Notes, and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction binding on or affecting the Borrower. The Credit Agreement and the Revolving Credit Notes have been duly executed and delivered on behalf of the Borrower.
     3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Revolving Credit Notes.
     4. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Revolving Credit Notes or the consummation of the transactions contemplated thereby or that are likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its Subsidiaries.
     5. In any action or proceeding arising out of or relating to the Credit Agreement or the Revolving Credit Notes in any court of the State of Texas or in any Federal court sitting in the State of Texas, such court would recognize and give effect to the provisions of Section 8.9 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement and the
EXHIBIT D — Page 2

Revolving Credit Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the State of Texas or a Federal court sitting in the State of Texas would apply the usury law of the State of New York, and would not apply the usury law of the State of Texas, to the Credit Agreement and the Revolving Credit Notes. However, if a court of the State of Texas or a Federal court sitting in the State of Texas were to hold that the Credit Agreement and the Revolving Credit Notes are governed by, and to be construed in accordance with, the laws of the State of Texas, the Credit Agreement and the Notes would be, under the laws of the State of Texas, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms provided that the rate of interest charged under the Credit Agreement and the Revolving Credit Notes does not exceed the highest lawful rate then in effect in the State of Texas, which rate is equal to twice the rate of interest paid in respect of U.S. treasury bills, but is not less than 18%, nor more than 28% per annum.
     The opinions set forth above are subject to the following qualifications:
     (a) My opinion in paragraph 5 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors’ rights generally.
     (b) My opinion in paragraph 5 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
     (c) I express no opinion as to (i) Section 2.14 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of Texas wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Revolving Credit Notes may be sought that limits the rates of interest legally chargeable or collectible.
Very truly yours,
EXHIBIT D — Page 3